Exhibit 99.1

Press Release
SEMINIS INC

CONTACT:
Patrick Turner
805-918-2201
patrick.turner@seminis.com

Seminis Reports Fiscal 2004 Financial Results

OXNARD, Calif. — December 20, 2004 — Seminis Inc., the world’s largest developer, producer and marketer of vegetable and fruit seeds, today reported financial results for its fiscal year ended September 30, 2004.

FINANCIAL SUMMARY ($ IN MILLIONS)

	FY2003	FY2004	% Change
SALES	$477.4	$525.8	10.1%
GROSS PROFIT(a)	$295.8	$290.1	(1.9)%
INCOME FROM OPERATIONS(b)	$6.5	$40.5	523.1%
NET INCOME (LOSS)(b)	$(31.7)	$(16.3)	48.6%

(a)	Negatively impacted by a $47.4 million non-cash purchase accounting charge in FY2004.

(b)	Negatively impacted by $56.5 million of merger and privatization related charges as well as non-cash purchase accounting charges in FY2003 and negatively impacted by $44.8 million in non-cash purchase accounting charges and other add-back expenses as allowed in the debt covenants in FY2004.

“In fiscal year 2004, we delivered solid performance throughout the company. We saw revenue growth in every region and from an operational perspective – excluding the effects of purchase accounting – profitability was up significantly. Additionally, we experienced a dramatic improvement in the operating cash flow of the company,” said Mr. Alfonso Romo, Chairman of the Board and Chief Executive Officer.

“We are also leveraging the capabilities of our supply chain, market intelligence systems and research. We continue to support our efforts in Asia as evidenced by the opening of a new operations center and a research facility in China, while expanding and upgrading existing infrastructure and systems in all regions. But most importantly, we continue to lead innovation in our industry. Every day, Seminis scientists are making technological advances that expand the horizons of plant breeding in vegetables and fruits. As a result, we were issued nine patents and received 44 Plant Variety Protection certificates in FY2004,” said Mr. Romo.

“Given the company’s strong performance, our corporate bonds have traded at a premium throughout the year. We take this as a vote of confidence that Seminis is on the right path to deliver dependable, long-term returns,” he said.

In September 2003, in connection with the acquisition transactions, Seminis became a privately held company. As a result, its financial statements have been materially impacted by non-cash charges due to the application of the purchase accounting method, which includes amortization of inventory write-up that negatively impacts the gross profit that is expected to continue until March 2005, and the reduction of amortization and depreciation of intangible and fixed assets that positively impact the operating expenses.

REVIEW OF FY2004 PERFORMANCE

Total sales for fiscal year 2004 increased 10.1% to $525.8 million from $477.4 million during the same period last year. Continued growth was seen across all sales regions, led by EMEA (Europe, Middle East and Africa) and West Asia which posted increases of 13.5% and 15.7%, respectively. Product mix and pricing improvements continue to be the main drivers of sales growth worldwide. New product sales continue to represent a larger potion of overall sales growth. At constant exchange rates (CER), total sales increased 5.5% to $503.7 million from $477.4 million the previous year with increases seen across all regions.

Gross margin percentage decreased to 55.2% for the fiscal year ended September 30, 2004 from 62.0% for the fiscal year ended September 30, 2003. A negative impact of 9 percentage points resulted from the non-cash amortization of $47.4 million of inventory step-up under purchase accounting treatment.

As a percentage of sales, total operating expenses for fiscal year 2004 decreased to 48.3% from 61.0% of sales in the prior year. Total operating expenses was $253.9 million, down 12.8% from $291.3 million for the same period last year. The decrease was primarily the result of various one-time charges related to the merger and privatization transaction that occurred during fiscal year 2003 that did not impact fiscal year 2004 operating expenses.

Income from operations for fiscal year 2004 increased to $40.5 million compared with $6.5 million for the previous year. The 2004 result was negatively impacted by the above-mentioned purchase accounting net effect of $44.8 million, while the 2003 number was negatively impacted by merger and privatization related charges as well as purchase accounting effects totaling $56.5 million.

Net loss for fiscal year 2004 was $16.3 million compared with a net loss of $31.7 million the previous year. This number was negatively impacted by the above-mentioned purchase accounting net effect of $44.8 million and $56.5 million, respectively.

“During 2004, we continued to improve our product mix — a reflection of our market-oriented research strategy,” said Dr. Bruno Ferrari, President and Chief Operating Officer. “Combined with effective inventory management, this has simplified the management of working capital and contributed to the increase in company-wide profitability,” Dr. Ferrari said.

Dr. Ferrari reported that the portfolio of products has been reduced by 42% since fiscal year 2000 while revenue-per-product has increased at a CAGR of 19.9% over the same period. Likewise, sales of new products represent 21% of total seed sales in FY 2004.

FOURTH QUARTER 2004 FINANCIAL SUMMARY ($ IN MILLIONS)

	4Q FY2003	4Q FY2004	% Change
SALES	$124.7	$131.1	5.1%
GROSS PROFIT (a)	$73.5	$85.9	16.9%
INCOME OR LOSS FROM OPERATIONS(b)	$(32.5)	$20.3	162.5%
NET INCOME (LOSS) (b)	$(40.6)	$5.8	114.3%

(a)	Negatively impacted by a $2.4 million non-cash purchase accounting charge in FY2004.

(b)	Negatively impacted by a $2.4 million that included non-cash purchase accounting net benefit in FY2004.

For the quarter ended September 30, 2004, total sales increased by 5.1% reaching $131.1 million from $124.7 million the previous year. At CER, sales were up 2.6% to $128.0 million from $124.7 million the previous year. Fourth-quarter sales of fiscal year 2004 include $2.5 million in seed orders that were expected in the third quarter of 2004, but delayed due to a change in export rules to Syria regulated by the United States Department of Commerce.

Gross margin percentage increased to 65.6% for the three months ended September 30, 2004 from 58.9% for the three months ended September 30, 2003. The fourth quarter margin percentage was negatively impacted by the net non-cash amortization of $2.4 million of inventory step-up under purchase accounting treatment, included in the net non cash inventory step-up amortization was a $9.1 million positive impact on gross margin due to a revision of an estimated 16-month inventory turn to an actual 18-month inventory turn. The net non cash amortization of $2.4 million had a negative impact of 1.8 percentage points on the company’s gross margin. New products continue to represent a larger portion of overall sales, which is driving margins higher.

As a percentage of sales, operating expenses decreased to 50.6% of sales compared with 85.3% of sales for the previous year. Total operating expenses for the fourth quarter were $66.3 million, down 37.7% from $106.4 million during the same period last year. The decrease was primarily the result of the fact that fourth quarter 2003 operating expenses were impacted by various charges related to the privatization and merger transaction that did not impact fourth quarter 2004 operating expense.

Income from operations for the fourth quarter was $20.3 million compared to an operating loss of $32.5 million for the prior year. The fourth quarter result was negatively impacted by $2.4 million which included a non-cash purchase accounting net benefit.

For the fourth quarter of 2004, net income was $5.8 million compared with a $40.6 million loss in the previous year. This fourth quarter result was also negatively impacted by $2.4 million, which included the above-mentioned purchase accounting benefit.

CONFERENCE CALL

Seminis will hold a conference for interested parties on December 22, 2004 at 12 p.m. Eastern Standard Time (11 p.m. Central Standard Time, 9 a.m. Pacific Standard Time). The call will focus on full-year and fourth quarter results and may also include other matters related to the company’s business. To participate, call toll-free 800-573-4752; international dial-in 617-224-4324. Participant Pass-code: 32291272. Participants are requested to dial in 5 minutes prior to the start of the call to allow time for all participants to log in. A replay of the call will be available two hours after the call for a period of seven days. The replay can be accessed by dialing 888-286-8010; international dial-in 617-801-6888 Pass-code: 65253107. Seminis financial statements can be found on our web-site at www.seminis.com or on the SEC web-site at www.sec.gov.

About Seminis
Seminis Inc. is the largest developer, producer and marketer of vegetable seeds in the world. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

Safe Harbor Statement: All statements in this press release other than statements of historical facts are “forward looking” statements, including without limitation statements regarding the Company’s financial position, business strategy, plans, and objectives of management and industry conditions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The following factors, among others, may affect the Company’s actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, commercial success of new products, proprietary protection of and advances in technology, possible need for additional financing and its management information systems and controls. Further information on the factors that could affect the Company’s financial results is contained in the Company’s latest 10-K filed with the Securities and Exchange Commission.

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SEMINIS, INC.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	September 30,	September 30,
	2004	2003
ASSETS:
Current assets
Cash and cash equivalents	$116,870	$36,824
Accounts receivable, net	153,173	151,578
Inventories	328,395	351,637
Prepaid expenses and other current assets	8,017	4,450

Total current assets	606,455	544,489
Property, plant and equipment, net	78,608	69,792
Intangible assets, net	69,008	73,009
Other assets	23,591	19,957

	$777,662	$707,247

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings	$10,965	$20,031
Current maturities of long-term debt	1,746	2,722
Accounts payable	63,339	50,280
Accrued liabilities	106,752	87,414
Income tax payable	13,582	2,002

Total current liabilities	196,384	162,449
Long-term debt	448,816	398,538
Deferred income tax	16,291	21,312
Minority interest in subsidiaries	1,644	1,723
Preferred shares subject to mandatory redemption	41,773	39,300

Total liabilities	704,908	623,322

Total stockholders’ equity	72,754	83,925

	$777,662	$707,247

SEMINIS, INC.
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	Sep. 30,	Sep. 30,	%	Sep. 30,	Sep. 30,	%
	2004	2003	Change	2004	2003	Change
Net sales	$131,054	$124,700	5.1%	$525,839	$477,405	10.1%
Cost of goods sold	45,145	51,204	-11.8%	235,730	181,558	29.8%

Gross profit	85,909	73,496	16.9%	290,109	295,847	-1.9%
Research and development	14,340	24,071	-40.4%	51,141	59,013	-13.3%
Selling, general and administrative expenses	49,849	77,916	-36.0%	194,756	215,938	-9.8%
Amortization of intangible assets	2,113	4,443	-52.4%	7,993	16,350	-51.1%

Total operating expenses	66,302	106,430	-37.7%	253,890	291,301	-12.8%
Gain on sale of fixed assets	677	453	49.4%	4,298	1,910	125.0%

Income (loss) from operations	20,284	(32,481)	-162.4%	40,517	6,456	527.6%
Other expense
Interest expense, net	(12,129)	(7,756)	56.4%	(45,738)	(31,491)	45.2%
Other, net	1,437	(486)	-395.7%	1,368	(789)	-273.4%

Total non-operating expense	(10,692)	(8,242)	29.7%	(44,370)	(32,280)	37.5%

Income (loss) from continuing operations before income taxes	9,592	(40,723)	-123.6%	(3,853)	(25,824)	-85.1%
Income tax benefit (provision)	(3,771)	137	-2852.6%	(12,455)	(5,846)	113.1%

Net income (loss)	5,821	(40,586)	-114.3%	(16,308)	(31,670)	-48.5%
Preferred stock dividends	—	11,850	-100.0%	—	(1,994)	-100.0%
Contingent dividends payable	—	(16,642)	-100.0%	—	(16,642)	-100.0%
Discount on redemption of Class B Redeemable Preferred Stock	—	1,250	-100.0%	—	1,250	-100.0%
Forgiveness of dividends payable to Savia	—	1,035	-100.0%	—	1,035	-100.0%

Net income (loss) available for common stockholders	$5,821	$(43,093)	-113.5%	$(16,308)	$(48,021)	-66.0%

Seminis Inc.
Net Seed Sales
Amounts Stated at FY 2003 Currency Exchange Rates
(In US Million $)

	Three Months Ended September			Twelve Months Ended September
	FY 2004	FY 2003	% Change	FY 2004	FY 2003	% Change
North America	$44.5	$46.9	-5.1%	$178.1	$166.0	7.3%
Europe & Middle East	46.4	43.0	7.9%	210.7	203.0	3.8%
Asia Pacific	16.4	15.2	7.9%	51.7	49.8	3.8%
West Asia	6.6	6.1	8.2%	13.8	12.1	14.0%
South America	8.9	9.3	-4.3%	31.1	30.1	3.3%

Total Seed Sales	$122.8	$120.5	1.9%	$485.4	$461.0	5.3%